Exhibit 99.1

Interim Data from Phase 1 Dose Escalation Clinical Trial of TGR-1202, the Once-Daily PI3K Delta Inhibitor, Demonstrates Significant Clinical Activity and Lack of Hepatic Toxicity in Patients With Relapsed/Refractory Chronic Lymphocytic Leukemia and Non-Hodgkin’s Lymphoma

•	93% (13/14) of evaluable CLL patients treated at dose levels ≥800mg of original formulation or any dose of the micronized formulation achieved a >50% reduction in nodal size (a nodal PR) and 50% (7/14) achieved a partial response per iwCLL (Hallek 2008) criteria

•	100% (6/6) of CLL and iNHL patients achieving TGR-1202 drug concentrations above 4,000ng/ml responded at the first or second efficacy assessment with at least a nodal PR for CLL or PR for iNHL; Expansion cohorts now open at 800mg QD for CLL and 1200mg QD for iNHL, the dose level that appears to provide patients (3/3) with drug concentrations >4,000ng/ml

•	No drug related hepatic toxicity or colitis observed with 55 patients treated to date and median time on study of approximately 6 months and some patients on study for over 1.5 years

•	TGR-1202 has been well-tolerated with no dose-related trends in adverse events observed and no MTD reached to date, dose escalation continues now at 1800mg QD

SAN FRANCISCO, CA, December 6, 2014-- TG Therapeutics, Inc. (Nasdaq:TGTX), today announced updated clinical results from its ongoing Phase I single agent dose escalation study of TGR-1202, the Company's oral, once-daily, PI3K delta inhibitor. Data from this Phase I study is being presented today at a poster session during the 56th American Society of Hematology (ASH) Annual Meeting and Exposition in San Francisco, CA.

Dr. Howard A. Burris, the Principal Investigator for the study and Chief Medical Officer and Executive Director of the Drug Development Program at the Sarah Cannon Research Institute in Nashville, TN stated, "We continue to be excited by the activity and safety seen with TGR-1202, particularly in patients with CLL. The absence to date of liver toxicity and colitis, which have been observed with other PI3K-delta inhibitors, is very encouraging. The overall safety profile demonstrated by TGR-1202 makes it well suited for combination therapy regimens. We are excited to expand enrollment in this Phase 1 study."

Michael S. Weiss, the Company's Executive Chairman and Interim CEO commented on the data, "Today’s data presentation on TGR-1202 in both an expanded number of patients and with longer treatment durations provides further confirmation of what we and investigators believe are best-in-class attributes in comparison to other PI3K-delta inhibitors both approved and in development. From an activity perspective, the nodal PRs and true PRs are shaping up to be comparable to the best single agent drugs for CLL and as we dose escalate we continue to see a dose and time response relationship further supporting our original hypothesis that we may be able to drive greater activity than other PI3k delta’s due to our unique pharmacokinetic and safety profile. Given our focus in creating best-in-class novel combinations that offer a high level of activity with low toxicity, we are particularly encouraged by the continued absence of liver toxicity and lack of colitis seen to date with TGR-1202, especially considering that the median time on study for patients has been approximately 6 months and some patients have been on study for over a year and a half. Accordingly, we believe the single agent profile of TGR-1202 positions it well as an ideal agent for combination therapy, especially in combination with our proprietary, glycoengineered anti-CD20 monoclonal antibody, TG-1101 for which preliminary data will be presented on Tuesday morning."

Overview of the data presented on TGR-1202

Today's poster presentation includes data from 55 patients with relapsed or refractory hematologic malignancies treated with TGR-1202 at doses ranging from 50 mg to 1800 mg QD of the initial formulation and 200 mg to 1200 mg of the recently introduced micronized formulation of TGR-1202, which exhibits enhanced absorption over the initial formulation.

Safety and Tolerability

TGR-1202 has been well-tolerated with no dose-related trends in adverse events observed and no MTD reached to date.  Grade 3/4 events continue to be limited, with neutropenia (13%) and thrombocytopenia (7%) the only Grade 3/4 events occurring in >5% of patients.  Notably, of the 55 patients evaluable for safety, no drug related hepatic (liver) toxicity or events of colitis have been observed, with the median time on study of approximately 6 months and some patients on daily TGR-1202 for over 1.5 years. To date, out of 55 patients treated with TGR-1202, only 2 (<4%) patients were withdrawn due to an adverse event (one deemed unrelated, and one possibly related to TGR-1202).

Clinical Activity

Significant clinical activity was observed in patients with CLL treated at doses ≥800 mg of the initial formulation of TGR-1202 or with any dose of the improved micronized formulation, with all (14/14) patients exhibiting significant nodal reductions. Thirteen of fourteen evaluable patients (93%) exhibited a nodal response (>50% reduction in nodal size) and 50% of patients (7/14) achieved a partial response per the iwCLL (Hallek 2008) criteria.

Among all disease types, 43 patients had been treated at doses ≥800 mg of the initial formulation of TGR-1202 or with any dose of the micronized formulation and were evaluable for efficacy (including patients who started at lower doses and were escalated), with 31/43 (72%) achieving a reduction in tumor burden with TGR-1202. In both CLL and indolent NHL (iNHL), an exposure/time/response relationship was noted where patients with higher TGR-1202 plasma concentrations on day 30 of treatment were observed to exhibit greater responses to TGR-1202 at early efficacy assessments. For instance, at drug concentrations >4000ng/ml, 100% (6/6) of subjects who exhibited such concentrations on day 30 of treatment (4 CLL and 2 iNHL) achieved rapid responses (either nPR or PR at first or second assessment). The concentration threshold for response appears to be moderately higher with iNHL than with CLL. Of the 3 iNHL responders, 2 patients exhibited concentrations >4,000ng/ml, while the third responder had lower TGR-1202 exposure and exhibited a longer time to response. An additional 9 patients of varying NHL histologies with lower initial TGR-1202 exposure remain on study with tumor burden reductions ranging from 19%-46%, pending further efficacy assessments. Additional responses were noted in patients with Hodgkin’s lymphoma and Mantle Cell Lymphoma.

Next Dosing Cohorts

All patients (3/3) treated at 1200mg of the micronized formulation in the fed state achieved blood concentrations in excess of 4000ng/ml, the first dose level which appears to consistently provide blood concentrations above those target levels. To confirm these findings, the 1200mg micronized dose has been chosen for use in an expansion cohort in patients with NHL. Given activity observed in CLL at lower concentrations, a CLL expansion cohort is currently enrolling at 800mg micronized. Additionally, all patients currently on study have now been transitioned to the micronized formulation of TGR-1202.

Presentation details

The posters being presented today for TGR-1202 include the following:

Title: TGR-1202, a Novel Once Daily PI3Kδ Inhibitor, Demonstrates Clinical Activity with a Favorable Safety Profile, Lacking Hepatotoxicity, in Patients with Chronic Lymphocytic Leukemia and B-Cell Lymphoma.

•	Abstract Number: 1984

•	Session: 642. CLL: Therapy, excluding Transplantation: Poster I

•	Date and Time: Saturday, December 6, 2014: 5:30 PM- 7:30 PM PT

•	Location: West Building, Level 1

•	Presenter: Howard A. Burris III, MD, Sarah Cannon Research Institute, Nashville, TN

Title: Complementary Targeting of PI3K and the Proteasome Causes Potent Inhibition of mTORC1 and NF-KappaB in Models of B- and T-Cell Lymphoma

•	Abstract Number: 1770

•	Session: 625. Lymphoma: Pre-Clinical – Chemotherapy and Biologic Agents: Poster I

•	Date and Time: Saturday, December 6, 2014: 5:30 PM-7:30 PM PT

•	Location: West Building, Level 1

•	Presenter: Changchun Deng, MD, PhD, Columbia University Medical Center, New York, NY

A copy of the poster presentations are available on the Publications Page, located within the Pipeline section of the Company’s website at www.tgtherapeutics.com.

EVENT WEBCAST DETAILS

The company will host an investor/analyst event Monday December 8, 2014 from 7:45pm PT – 9:00pm PT.  This event will be audio webcast on the Events Page, located within the Investors & Media section of the Company’s website at www.tgtherapeutics.com, as well as archived for future review.  This event will also be broadcast via conference call.  In order to access the conference line, please call 1-877-407-8029 (U.S.), 1-201-689-8029 (outside the U.S.), and reference Conference Title: TG Therapeutics 2014 Investor & Analyst Event.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is a biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell malignancies and autoimmune diseases. Currently, the company is developing two therapies targeting hematological malignancies. TG-1101 (ublituximab) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing TGR-1202, an orally available PI3K delta inhibitor. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B-lymphocytes. Both TG-1101 and TGR-1202 are in clinical development for patients with hematologic malignancies. The Company also has a pre-clinical program to develop IRAK4 inhibitors, also for B-cell malignancies and autoimmune diseases. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those, anticipating results that might be achieved at higher doses of, and longer exposures to, TGR-1202, anticipating future clinical trials, the timing of commencing or completing such trials and business prospects for TG-1101 and TGR-1202 may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete pre-clinical and clinical trials for TG-1101 and TGR-1202; the risk that early pre-clinical and clinical results that supported our decision to move forward with TG-1101 and TGR-1202 will not be reproduced in additional patients or in future studies; the risk that trends observed which underlie certain assumptions of future performance of TGR-1202 will not continue, the risk that TGR-1202 will not produce satisfactory safety and efficacy results to warrant further development following the completion of the current phase 1 study; the risk that the data (both safety and efficacy) from future clinical trials will not coincide with the data produced from prior pre-clinical and clinical trials; the risk that trials will take longer to enroll than expected; our ability to achieve the milestones we project over the next year; our ability to manage our cash in line with our projections, and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

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CONTACT:

Jenna Bosco
Director- Investor Relations
TG Therapeutics, Inc.
Telephone: 212.554.4351
Email: ir@tgtxinc.com